Exhibit 10.32

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

This Amendment (“Amendment”) to Management Services Agreement, effective as of November 1, 2002 (this “Amendment”) to that certain Management Services Agreement made and entered into as of January 1, 2001 (the “Agreement”) is entered into by and between Prospect Medical Systems, Inc. (“Manager”) and Prospect Health Source Medical Group, Inc. (“Group”) (collectively as the “Parties”).

RECITALS

A.                                   Pursuant to the Agreement, Manager commenced management of Group’s IPA and Robertson Practice.

B.                                     In 2001 Group sold the Robertson Practice and management of the Robertson Practice by Manager terminated.

C.                                     Manager continues to manage the IPA pursuant to the terms of the Agreement.

D.                                    The Parties now desire to amend the Agreement in order to increase the management fee to Manager.

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AMENDMENT

1.                                      Exhibit C to Management Agreement.  Exhibit C to the Management Agreement shall be replaced in its entirety with the following:

EXHIBIT C

MANAGEMENT FEE

A.                                   Definitions

“Cost of Medical Services” means with respect to the GROUP, the aggregate compensation of GROUP’s employed physicians and physician extenders (e.g. physician assistants and nurse practitioners), charges incurred by the GROUP for independent contractor physicians, the cost of services ordered by GROUP through its physicians for managed care patients, the cost of GROUP’s employee benefits including, but not limited to, vacation pay, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of GROUP employees, sick pay, health care expenses, GROUP’s share of employment and payroll taxes, GROUP’s employees’ professional dues and all other expenses and payments required to be made by GROUP to or for physicians pursuant to physician employment and independent contractor agreements (including expense reimbursements, discretionary bonuses, incentives based on profitability or productivity, and payments paid and accrued or deferred).

“Gross Revenues” means the sum of (i) all capitated income attributed to GROUP (determined on an accrual basis) as compensation for the provision of medical services during the Term by GROUP employed and independent contractor physicians and physician extenders; (ii) all other sums attributed to GROUP (determined on a cash basis) as compensation for the provision of medical services during the Term by GROUP employed and independent contractor physicians and physician extenders, including but not limited to, all rights to receive GROUP’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to GROUP patients; and (iii) sums derived  by GROUP or its employees from consulting services provided during the Term or as interest income accrued during the Term.

B.                                     Management Fee

For its services hereunder, which shall include the provision of all facilities at the Premises and all non-physician employees of Manager who perform services at or for the Practice and all management services provided hereunder, but shall exclude marketing and public relations services, Manager shall retain that portion of the Gross Revenues which is equal to twelve and one-half percent (12.50%) of Gross Revenues, less eight thousand dollars ($8,000) per month.  Manager shall also receive a fee for marketing and public relations services of eight thousand dollars ($8,000) per month.

Furthermore, Manager shall receive a year-end bonus fee for meeting the following performance objectives: each year Manager provides services to GROUP and GROUP achieves profitability (i.e., GROUP’s gross revenues exceed GROUP’s expenses), Manager shall receive a bonus fee that is five percent (5%) of Gross Revenues.  This bonus fee shall be reduced (or, if applicable, not paid) to the extent it shall cause GROUP to (i) receive less than sixty percent (60%) of GROUP’s net profits for the year (after the fees in the preceding paragraph of this Section B are paid), or (ii) no longer meet provider solvency requirements specified by the California Department of Managed Health Care.  The manner in which GROUP’s 60% share of its net profits, if any, shall be distributed shall be based solely on the discretion of the Class A directors.

2.                                      Further Assurances.  Each Party hereto agrees to execute such other documents and take such other actions as may be reasonably necessary or desirable to confirm or effectuate the agreements contemplated in this Amendment.

3.                                      Continuing Agreement.  Except as modified by this Amendment, the Agreement shall continue in full force and effect.  In the event of any conflict between any provision of this Amendment and any provision of the Agreement, the provision of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Management Services Agreement as of the date first written above.

“Group”	“Manager”

PROSPECT HEALTH SOURCE MEDICAL GROUP, INC. a California professional medical corporation	PROSPECT MEDICAL SYSTEMS, INC. a Delaware corporation

By:	By:

Its:	Its: